Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 14, 2025, relating to the consolidated financial statements, which appears in AXT, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2024.  We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ BPM LLP

San Jose, California

November 7, 2025